Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
CalAmp Corp. and Subsidiaries
We consent to the incorporation by reference in Registration Statements on Form S-3 (Nos. 333-164440, 333-98981 and 333-119858), Form S-4 (No. 333-112851) and Form S-8 (Nos. 33-31427, 33-36944, 33-72704, 33-60879, 333-33925, 333-93097, 333-114873 and 333-119842) of CalAmp Corp. and subsidiaries of our report dated May 6, 2010, relating to our audits of the consolidated financial statements, which appear in this Annual Report on Form 10-K of CalAmp Corp. and subsidiaries for the year ended February 28, 2010.
/s/ SingerLewak LLP
Los Angeles, California
May 6, 2010